EXHIBIT 11.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 7, 2017 relating to the financial statements of Stealth Air Corp. in the Regulation A Offering Statement Under the Securities Act of 1933 on Form 1-A dated March 8, 2017, and Prospectus, and to the reference to our firm as ‘Experts in Accounting’.

/s/ L&L CPAS, PA

L&L CPAS, PA

March 8, 2017